                                                                EXHIBIT 99(a)(1)

                        [LETTERHEAD OF PUBLIC STORAGE]

        ===========================================================
        IF YOU HAVE ANY QUESTIONS ABOUT THIS OFFER, PLEASE CALL THE SOLICITING AGENT, CHRISTOPHER WEIL & COMPANY, INC., AT
        (800) 960-9672 OR PUBLIC STORAGE, INC.'S INVESTOR SERVICES DEPARTMENT AT (800) 421-2856 or (818) 244-8080. IF YOU NEED
        HELP IN COMPLETING THE LETTER OF TRANSMITTAL, PLEASE CALL THE DEPOSITARY, BANKBOSTON N.A., AT (781) 575-3120.
        ===========================================================


                                   June 22, 1998

          Re: Tender Offer for Units of
              Public Storage Properties, Ltd., a California limited partnership
              -----------------------------------------------------------------

Dear Unitholder:

     Public Storage, Inc. (the "Company") and B. Wayne Hughes ("Hughes") are offering to purchase up to 7,000 of the limited partnership units (the "Units") in Public Storage Properties, Ltd., a California limited partnership (the "Partnership") at a net cash price per Unit of $460 (the "Offer"). There will be no commissions or fees paid by you associated with the sale. A tender of Units will result in a substantial taxable gain to most Unitholders. THE COMPANY AND HUGHES ARE THE GENERAL PARTNERS OF THE PARTNERSHIP.

     The Offer is not conditioned upon a minimum number of Units being tendered. If more than 7,000 Units are validly tendered, the Company and Hughes will only accept 7,000 Units, with such Units purchased on a pro rata basis.

     SINCE THE COMPANY AND HUGHES ARE THE GENERAL PARTNERS OF THE PARTNERSHIP, NO RECOMMENDATION IS MADE TO ANY UNITHOLDER WHETHER OR NOT TO PARTICIPATE IN THE OFFER.

     The Company and Hughes have enclosed an Offer to Purchase and Letter of Transmittal which together describe the terms of the Offer. They urge you to read both the Offer to Purchase and the Letter of Transmittal carefully. If you wish to sell your Units and receive a net cash price of $460 per Unit, please complete the enclosed Letter of Transmittal and return it in the enclosed postage-paid envelope at the address set forth on the back cover of the Offer to Purchase. The Offer will expire on July 28, 1998, unless extended.

     We thank you for your prompt attention to this matter.

                                 Very truly yours,

                                  PUBLIC STORAGE, INC.

                                 By: /s/ Harvey Lenkin
                                    ---------------------------
                                    Harvey Lenkin
                                    President

                     OFFER TO PURCHASE FOR CASH UP TO 7,000
                          LIMITED PARTNERSHIP UNITS OF
     PUBLIC STORAGE PROPERTIES, LTD., A CALIFORNIA LIMITED PARTNERSHIP, AT
                               $460 NET PER UNIT
                                       BY
                              PUBLIC STORAGE, INC.
                                      AND
                                B. WAYNE HUGHES

              ======================================================
               THE OFFER, WITHDRAWAL RIGHTS AND THE PRORATION
               PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
               TIME, ON JULY 28, 1998, UNLESS THE OFFER IS EXTENDED.
              ======================================================


     PUBLIC STORAGE, INC. (THE "COMPANY" OR "PSI") AND B. WAYNE HUGHES ("HUGHES") ARE OFFERING TO PURCHASE UP TO 7,000 OF THE LIMITED PARTNERSHIP UNITS (THE "UNITS") IN PUBLIC STORAGE PROPERTIES, LTD., A CALIFORNIA LIMITED PARTNERSHIP (THE "PARTNERSHIP"), AT A NET CASH PRICE PER UNIT OF $460 (THE "OFFER"). THE OFFER IS NOT CONDITIONED UPON A MINIMUM NUMBER OF UNITS BEING TENDERED. IF MORE THAN 7,000 UNITS (35% OF THE OUTSTANDING UNITS) ARE VALIDLY TENDERED, THE COMPANY AND HUGHES WILL ACCEPT ONLY 7,000 UNITS, WITH SUCH UNITS PURCHASED ON A PRO RATA BASIS.

     The Offer involves certain risk factors and detriments that should be considered by holders of Units, including the following:

     . Since the Company and Hughes are the General Partners of the Partnership, no recommendation is made to the Unitholder with respect to the Offer.

     . The Offer Price was established by the Company and Hughes and is not the result of arm's length negotiations.

     . No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price.

                                                   (Continued on following page)

                              ____________________

                                   IMPORTANT

     Any holder of Units (a "Unitholder") desiring to tender Units should complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and any other required documents to BankBoston N.A. at the address set forth on the back cover of this Offer to Purchase.

     Any questions about the Offer may be directed to the Soliciting Agent, Christopher Weil & Company, Inc., at (800) 960-9672. Any requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Company's Investor Services Department at
(800) 421-2856 or (818) 244-8080. If you need any help in completing the Letter of Transmittal, please call the Depositary, BankBoston N.A., at (781) 575-3120. The Soliciting Agent will receive 2% of the Offer Price for each Unit tendered and accepted by the Company and Hughes. See "The Offer - Soliciting Agent."

                              ____________________

     . The general partners of the Partnership are the Company and B. Wayne Hughes ("Hughes"). Hughes is Chairman of the Board and a controlling shareholder of the Company.

     . The Company and Hughes, which currently own 39% of the outstanding Units and are in a position to significantly influence all Partnership voting decisions, could, after the Offer, own as much as 74% of the Units and be in a position to control all voting decisions with respect to the Partnership, such as the timing of the liquidation of the Partnership, a sale of all of the Partnership's properties, a merger or other extraordinary transaction or removal of the General Partners (and election of successor general partners).

     . The Offer Price is 15% less than the General Partners' estimate of the liquidation value per Unit.

     . Based on increases in net operating income, the General Partners believe that the Partnership's properties have increased in value over the last several years and, although there can be no assurance, may continue to appreciate in value.

     . A tender of Units will result in a substantial taxable gain to most Unitholders.

     . As alternatives to tendering their Units, holders of Units could retain their Units until liquidation of the Partnership or seek a private sale of their Units now or later. See "Special
          Considerations."

     The Company and the Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company and the Partnership may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at the New York Regional Office, 7 World Trade Center, 12th Floor, New York, New York 10007, and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington D.C. 20549 or by accessing the Commission's Worldwide Web site at http://www.sec.gov. Such information for the Company can also be inspected at the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005 and The Pacific Exchange, Inc. ("PCX"), 301 Pine Street, San Francisco, California 94104.

     The Company and Hughes have filed with the Commission a statement on
Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to the Offer. Pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, the Partnership will be required to file with the Commission a statement on Schedule 14D-9 furnishing certain information with respect to its position concerning the Offer. Such Schedules and any amendments thereto should be available for inspection and copying as set forth above (except that such Schedules and any amendments thereto will not be available at the regional offices of the Commission).

     The Letter of Transmittal and any other required documents should be sent or delivered by each Unitholder to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                                BankBoston N.A.

         By Mail                         By Hand                         By Overnight Courier
     BankBoston N.A.              Securities Transfer &                    BankBoston N.A.
   c/o Boston EquiServe             Reporting Services                   c/o Boston EquiServe
      P.O. Box 8029                c/o Boston EquiServe           Corporate Agency & Reorganization
     Boston, MA 02266                  55 Broadway                        150 Royall Street
                                        3rd Floor                         Mail Stop 45-01-40
                                    New York, NY 10006                     Canton, MA 02021

                                     (ii)

                               TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
SUMMARY...........................................................................   1
  The Parties.....................................................................   1
  The Offer.......................................................................   1
  Purpose of the Offer............................................................   1
  Position of the General Partners With Respect to the Offer......................   2
  Special Considerations..........................................................   2

SPECIAL CONSIDERATIONS............................................................   2
  Conflicts of Interest with Respect to the Offer.................................   2
  No Arms' Length Negotiation.....................................................   2
  Control of all Partnership Voting Decisions by the Company and Hughes...........   3
  Offer Price Less than General Partners' Estimate of Liquidation Value per Unit..   3
  Possible Increase in Value......................................................   3
  Taxable Gain....................................................................   3
  Alternatives to Tendering Units.................................................   3

BACKGROUND AND PURPOSE OF THE OFFER...............................................   4
  The Partnership.................................................................   4
  The Company.....................................................................   5
  Hughes..........................................................................   5
  Prior Tender Offer..............................................................   5
  Relationships...................................................................   5
  Purpose of the Offer............................................................   7

POSITION OF THE GENERAL PARTNERS WITH RESPECT TO THE OFFER........................   7

DETERMINATION OF OFFER PRICE......................................................   8

THE OFFER.........................................................................   9
  Terms of the Offer..............................................................   9
  Proration; Acceptance for Payment and Payment for Units.........................   9
  Procedures for Tendering Units..................................................  10
  Withdrawal Rights...............................................................  11
  Extension of Tender Period; Termination and Amendment...........................  11
  Source of Funds.................................................................  12
  Conditions of the Offer.........................................................  12
  Fees and Expenses...............................................................  13
  Soliciting Agent................................................................  13
  Dissenters' Rights and Investor Lists...........................................  13
  Federal Income Tax Consequences.................................................  13
  Miscellaneous...................................................................  14

EFFECTS OF OFFER ON NON-TENDERING UNITHOLDERS.....................................  14
  Influence on the Partnership....................................................  14
  Effect on Trading Market........................................................  14
  Partnership Status..............................................................  14
  Partnership Business............................................................  14

MARKET PRICES OF UNITS............................................................  14
  General.........................................................................  14
  Information Obtained from Dean Witter Regarding Sales Transactions..............  16
  Information From The Stanger Report Regarding Sales Transactions................  16

                                     (iii)

                                                                                   Page
                                                                                   ----
CERTAIN RELATED TRANSACTIONS......................................................  18
  General Partners' Interest......................................................  18
  Property Management.............................................................  18
  Limited Partner Interests.......................................................  18


SCHEDULE 1  -  PARTNERSHIP DISTRIBUTIONS.......................................... 1-1

SCHEDULE 2  -  PROPERTY INFORMATION............................................... 2-1

SCHEDULE 3  -  PARTNERSHIP FINANCIAL STATEMENTS...................................   F

SCHEDULE 4  -  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
               AND RESULTS OF OPERATIONS.......................................... 4-1

SCHEDULE 5  -  DIRECTORS AND EXECUTIVE OFFICERS OF PUBLIC STORAGE, INC............ 5-1

                                     (iv)

To the Holders of Limited Partnership Units of
Public Storage Properties, Ltd., a California limited partnership


     UNITHOLDERS ARE URGED TO READ CAREFULLY THIS OFFER TO PURCHASE, INCLUDING THE MATTERS DISCUSSED UNDER "SPECIAL CONSIDERATIONS," AND THE ACCOMPANYING LETTER OF TRANSMITTAL BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

                                    SUMMARY

     Certain significant matters discussed in this Offer to Purchase are summarized below. This summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Offer to Purchase.

THE PARTIES

Public Storage Properties, Ltd.,       The Partnership, organized in 1977, owns
 a California limited partnership      nine mini-warehouses.  The general
                                       partners of the Partnership are B. Wayne
                                       Hughes, the chairman of the board and
                                       chief executive officer of the Company,
                                       and the Company (the "General Partners").
                                       See "Background and Purpose of the Offer
                                       - The Partnership" and "-Relationships."
                                       At March 31, 1998, there were
                                       approximately 956 holders of record
                                       owning 20,000 Units. The Company and
                                       Hughes own collectively 7,763 Units in
                                       the Partnership (approximately 39% of the outstanding Units) excluding their general partner interest.

Public Storage, Inc.                   The Company is a real estate investment
                                       trust ("REIT"), organized in 1980 as a
                                       California corporation, that has invested primarily in existing mini-warehouses.
                                       The Company is one of the General
                                       Partners of the Partnership. See
                                       "Background and Purpose of the Offer -
                                       The Company" and "-Relationships."

B. Wayne Hughes                        Hughes is a General Partner of the
                                       Partnership and the chairman of the
                                       board, chief executive officer and
                                       controlling shareholder of the Company.
                                       See "Background and Purpose of the Offer
                                       - Hughes" and "-Relationships."

THE OFFER

Number of Units                        7,000 (35% of the outstanding Units)
Subject to Offer

Offer Price                            $460 per Unit (the "Offer Price")

Expiration, Withdrawal                 July 28, 1998, unless extended.  See
and Proration Date                     "The Offer"

PURPOSE OF THE OFFER

     The Company and Hughes have decided to increase their ownership of the Partnership and have chosen to accomplish this through a tender offer on terms they believe are attractive to them. The Company and Hughes believe that the acquisition of Units through the Offer represents a good investment for them. Unitholders who require or desire liquidity are being offered the opportunity to receive cash for their Units. See "Background and Purpose of the Offer - Purpose of the Offer."

POSITION OF THE GENERAL PARTNERS WITH RESPECT TO THE OFFER

     In view of their conflicts of interest, the General Partners make no recommendation to any Unitholder to tender or to refrain from tendering Units. The Offer Price is less than the amount that the General Partners believe Unitholders might realize if the Partnership were liquidated. Accordingly, the Offer may not be advantageous to Unitholders who do not require or desire liquidity. The General Partners have no present intention to seek the liquidation of the Partnership. See "Position of the General Partners With Respect to the Offer." Under the Partnership Agreement, a liquidation of the Partnership or a removal of the General Partners can be initiated by limited partners and would require approval by holders of more than 50% of the outstanding Units in the Partnership at a meeting of limited partners or without a meeting by written consent.

SPECIAL CONSIDERATIONS

     In their evaluation of the Offer, Unitholders should carefully consider the following:

     . The General Partners have substantial conflicts of interests with respect to the Offer;

     . The Offer Price has been established by the General Partners and is not the result of arms' length negotiations;

     . No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price;

     . After the Offer, the Company and Hughes, which currently own 39% of the outstanding Units and are in a position to significantly influence all Partnership voting decisions, could own as much as 74% of the Units and be in a position to control all Partnership voting decisions;

     . The Offer Price is 15% less than the General Partners' estimate of the liquidation value per Unit;

     . The General Partners believe that the Partnership's properties, like mini-warehouses generally, have increased in value over the last several years and may continue to do so, although there can be no assurance;

     . A tender of Units will result in a substantial taxable gain to most Unitholders, see "The Offer - Federal Income Tax Consequences";

     . As alternatives to tendering their Units, Unitholders could retain their Units until liquidation of the Partnership or seek a private sale of the Units now or later. See "Special Considerations."

                             SPECIAL CONSIDERATIONS

     In their evaluation of the Offer, Unitholders should carefully consider the following:

          Conflicts of Interest with Respect to the Offer.  Since the Offer is
          -----------------------------------------------
          being made by the General Partners of the Partnership, they have substantial conflicts of interest with respect to the Offer. The Company and Hughes have an interest in purchasing Units at the lowest possible price, whereas Unitholders who desire to sell have an interest in selling their Units at the highest possible price. The Company and Hughes could have proposed a liquidation of the Partnership, which may have resulted in higher proceeds to Unitholders, instead of offering to purchase a portion of the Units.

          No Arms' Length Negotiation.  The Offer Price has been established by
          ---------------------------
          the Company and Hughes, the General Partners of the Partnership, and is not the result of arms' length negotiations between the General Partners and the Partnership. The General Partners have not retained any unaffiliated person to represent the Unitholders. If an unaffiliated person had been engaged to represent the Unitholders, the terms of the Offer might have been different, and the unaffiliated person might have been able to negotiate a higher Offer Price. The Company and Hughes, which have substantial experience in the mini-warehouse industry, believe that the Offer presents an opportunity to increase, on attractive terms, their investment in mini-warehouses in which they already have an interest.

          Control of all Partnership Voting Decisions by the Company and Hughes.
          ---------------------------------------------------------------------
          The Company and Hughes, which currently own 39% of the outstanding Units and are in a position to significantly influence all Partnership voting decisions, could, after the Offer, own as much as 74% of the Units and be in a position to control all voting decisions with respect to the Partnership, such as the timing of the liquidation of the Partnership, a sale of all of the Partnership's properties, a merger or other extraordinary transaction or removal of the General Partners (and election of successor general partners). This voting power could (i) prevent non-tendering Unitholders from taking action they desired but that the Company and Hughes opposed and (ii) enable the Company and Hughes to take action desired by the Company and Hughes but opposed by non-tendering Unitholders. Conflicts could exist between the best interests of the Partnership and the Company and Hughes with regard to the operation, sale or financing of the Partnership's properties. For example, continued operation of the properties could be in the interests of the Company and Hughes, while a sale could be in the interest of the Partnership.

          Offer Price Less than General Partners' Estimate of Liquidation Value
          ---------------------------------------------------------------------
          per Unit.  The Offer Price is 15% less than the General Partners'
          --------
          estimate of the liquidation value per Unit. There is no present intention to liquidate the Partnership. The Offer may not be advantageous to Unitholders who do not need to sell their Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price.

          Possible Increase in Value.  Based on increases in net operating
          --------------------------
          income, the General Partners believe that the Partnership's properties have increased in value over the last several years and, although there can be no assurance, may continue to appreciate in value.

          Taxable Gain.  A tender of Units will result in a substantial taxable
          ------------
          gain to most Unitholders. See "The Offer - Federal Income Tax Consequences."

          Alternatives to Tendering Units.  As alternatives to tendering their
          -------------------------------
          Units, Unitholders could retain their Units until liquidation of the Partnership or seek a private sale of their Units now or later. Under the Partnership Agreement, a liquidation of the Partnership or a removal of the General Partners can be initiated by limited partners and would require approval by holders of more than 50% of the outstanding Units in the Partnership at a meeting of limited partners or without a meeting by written consent. Meetings of limited partners may be called at any time by the General Partners or by one or more limited partners holding 10% or more of the outstanding Units by delivering written notice of such call to the General Partners.

                      BACKGROUND AND PURPOSE OF THE OFFER

     THE PARTNERSHIP. The Partnership is a California limited partnership which raised $10,000,000 from the sale of 20,000 Units at $500 per Unit in a registered public offering of the Units completed in January 1978. All of the Partnership's net proceeds of that offering have been used to develop nine mini-warehouses. The properties were developed at an original total cost of approximately $8,885,000 and were financed in 1987; $20,202,000 in financing proceeds were distributed to the limited and general partners ($750 per Unit).

     The general partners of the Partnership are Hughes, the chairman of the board, chief executive officer and controlling shareholder of the Company, and the Company. The Partnership's properties are managed by the Company. The Partnership's properties, like those of the Company, are operated under the "Public Storage" name.

     For certain information on Partnership distributions and on Partnership properties (including property operations for the first four months of 1998), see Schedules 1 and 2 to this Offer to Purchase, respectively, and for financial information on the Partnership, refer to Schedule 3 to this Offer to Purchase and the reports on the Partnership filed with the Commission, which may be obtained in the manner described on the inside front cover to this Offer to Purchase.

     The following sets forth certain summarized financial information for the Partnership. This information should be read in conjunction with the Partnership's property operating results, the Partnership's Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations included as Schedules 3 and 4, respectively, to this Offer to Purchase. EACH UNITHOLDER SHOULD CAREFULLY REVIEW THE PARTNERSHIP'S FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PARTNERSHIP.

                                        Three Months Ended
                                          March 31, (3)                  Year Ended December 31,
                                        ------------------   -----------------------------------------------
                                          1998      1997      1997      1996      1995      1994      1993
                                        --------   -------   -------   -------   -------   -------   -------
                                                        (In thousands, except per Unit data)
OPERATING DATA:
Revenues                                  $1,115    $1,052    $4,337    $4,007    $4,235    $4,181    $3,672
Depreciation and amortization                117       107       446       402       356       296       304
Net income                                   360       306     1,341     1,008     1,125     1,075       101
General partners' share of
 net income                                    4         3        13        10        11        11         1
Limited partners' per Unit data (1):
 Net income                                17.80     15.15     66.40     49.90     55.70     53.20      5.00
 Cash distributions                            -         -         -         -         -         -         -
Funds from operations (2)(3)                 477       413     1,787     1,410     1,120       892       405

                                             As of March 31,                 As of December 31,
                                             ---------------     ------------------------------------------------
                                                1998 (3)         1997       1996       1995       1994       1993
                                                ----             ----       ----       ----       ----       ----
                                                           (In thousands, except per Unit data)
BALANCE SHEET DATA:
Cash and cash equivalents                     $   620          $   546    $    69    $    89    $   162    $   136
Marketable securities (fair value at March
 31, 1998 and December 31, 1997 and 1996,
 cost at December 31, 1995, 1994 and 1993)          -                -          -          -        574      1,133
 Total assets                                   5,715            5,760      5,503      5,845      6,418      7,117
Notes payable                                  13,655           14,093     15,217     16,351     17,995     20,005
Book value per Unit (4)                          (302)            (315)      (365)      (402)      (444)      (484)

_______________

(1) Limited Partners' per Unit data is based on the weighted average number of Units (20,000) outstanding during the year.

(2) Funds from operations ("FFO") is defined as income before loss on early extinguishment of debt and gains or losses on disposition of real estate and marketable equity securities, adjusted as follows: (i) plus depreciation and amortization, and (ii) less distributions (from operations) to minority interests in excess of minority interest in income. FFO is a supplemental performance measure for equity REITs used by industry analysts. FFO does not take into consideration principal payments on debt, capital improvements, distributions and other obligations of the Partnership. Accordingly, FFO is not a substitute for the Partnership's net cash provided by operating activities or net income as a measure of the Partnership's liquidity or operating performance.

(3)  Unaudited.

(4) The per unit amount is unaudited and does not include an allocation of the valuation amount for unrealized gains/(losses) on marketable securities.

     THE COMPANY. The Company is a REIT, organized in 1980 as a corporation under the laws of California, that has invested primarily in existing mini-warehouses. The Company is the largest owner of mini-warehouses in the United States. The Company has also invested to a much smaller extent in existing business parks containing commercial and industrial rental space. At March 31, 1998, the Company had equity interests (through direct ownership, as well as general and limited partnership interests and capital stock interests) in 1,143 properties located in 38 states, consisting of 1,077 mini-warehouse facilities and 66 business parks. The Company's Common Stock (symbol "PSA") and 11 series of preferred stock are traded on the NYSE. At March 31, 1998, the Company had total assets, total debt and total shareholders' equity of approximately $3.6 billion, $108 million and $3.1 billion, respectively. The Company has an option to purchase from Hughes Units tendered in the Offer at his cost after 12 months from the Expiration Date. The Company also has an option to purchase from Hughes his interests in partnerships (and REITs), including Units in the Partnership.

     The Company's principal executive offices are located at 701 Western Avenue, Glendale, California 91201-2397. Its telephone number is (818) 244-8080.

     Additional information concerning the Company is set forth in the reports on the Company, which may be obtained from the Company, the Commission, the NYSE or the PCX, in the manner described on the inside front cover to this Offer to Purchase.

     HUGHES. Hughes is the chairman of the board, chief executive officer and controlling shareholder of the Company. Hughes has a net worth in excess of $10 million.

     PRIOR TENDER OFFER. In September 1995, the Company and Hughes acquired in a tender offer an aggregate of 6,852 Units at $171 per Unit.

     RELATIONSHIPS. The following chart shows the relationships among the Partnership, the Company and the General Partners. As reflected in the table below, the Company is controlled by Hughes, its chairman of the board and chief executive officer. The Company and Hughes are the General Partners of the Partnership, the properties of which are also managed by the Company.

                             [CHART OMITTED HERE]
                            Description of Graphic

     Chart illustrating the affiliated relationships among the Partnership, the Company and Hughes: the Company is a general partner and the property manager of the Partnership and owner of 8.3% of the Units in the Partnership; Hughes is a general partner of the Partnership and owner of 30.5% of the Units in the Partnership; Hughes owns 33.2% of the Company and Public Shareholders own 66.8% of the Company.

SOLID LINES INDICATE OWNERSHIP INTERESTS AND BROKEN LINES
INDICATE OTHER RELATIONSHIPS.

Hughes       =  B. Wayne Hughes. Hughes, one of the General Partners, is the
                chairman of the board and chief executive officer of the Company and owner of 30.5% of the Units in the Partnership.

Partnership  =  Public Storage Properties, Ltd., a California limited partnership.

Company      =  Public Storage, Inc., the Corporate General Partner and owner of
                8.3% of the Units in the Partnership. Percentage of stock ownership of the Company by Hughes represents percentage of outstanding shares of Common Stock owned as of May 31, 1998, by Hughes and members of his immediate family.

     PURPOSE OF THE OFFER. The Company and Hughes have been General Partners of the Partnership since its organization in 1977. Accordingly, the Company and Hughes are familiar with the operations and prospects of the Partnership. In addition, the Company and Hughes beneficially own 7,763 of the 20,000 outstanding Units in the Partnership (39%). All of these Units have been acquired since July 1993 for an aggregate purchase price of $1,327,150 in cash. Substantially all of these Units were acquired directly from Unitholders, including 6,852 Units acquired in a tender offer completed in September 1995 at $171 per Unit, and the balance through secondary firms of the type described below under "Market Prices of Units - Information From The Stanger Report Regarding Sales Transactions." For certain additional information on recent Company purchases of Units, see "Market Prices of Units - General."

     The Company and Hughes have decided to increase their ownership of the Partnership and have chosen to accomplish this through a tender offer on terms that the Company and Hughes believe are attractive to them. The General Partners believe that the acquisition of Units through the Offer represents a good investment to them. Also, Unitholders who require or desire liquidity are being offered the opportunity to receive cash for their investment.

           POSITION OF THE GENERAL PARTNERS WITH RESPECT TO THE OFFER

     Since the Company and Hughes are the General Partners of the Partnership, no recommendation is made to any Unitholder to tender or to refrain from tendering his or her Units. EACH UNITHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER OR NOT TO TENDER, BASED UPON A NUMBER OF FACTORS, INCLUDING THE UNITHOLDER'S FINANCIAL POSITION, NEED OR DESIRE FOR LIQUIDITY, OTHER FINANCIAL OPPORTUNITIES AND TAX POSITION. The General Partners believe that the Offer provides all Unitholders who require or desire liquidity the opportunity to receive cash for their Units without paying the fees or commissions often paid in connection with transactions through secondary firms. See "Market Prices of Units."

     The Offer Price is 15% less than the amount the General Partners' estimate of the liquidation value per Unit. Also, a tender of Units will result in a substantial taxable gain to many Unitholders. Accordingly, the Offer may not be advantageous to Unitholders who do not require or desire liquidity. However, the General Partners have no present intention to seek the liquidation of the Partnership because they believe that it is not an opportune time to sell mini-warehouses and a sale could have adverse federal and state income tax consequences to many Unitholders and the General Partners. The Partnership's properties were originally developed in 1978-79 with the expectation that they be sold or financed within seven to ten years. The Partnership generated substantial cash distributions (approximately $748 per Unit) until its properties were financed in 1987 and the financing proceeds distributed ($750 per Unit). See "Determination of Offer Price" and "The Offer - Federal Income Tax Consequences."

     Cash distributions were discontinued after 1991 to enable the Partnership to increase its cash reserves in connection with restructuring its mortgage debt. In a 1993 debt restructure, the Partnership made a $5,000,000 principal repayment (with the proceeds of a short term unsecured loan from the Company), the interest rate on the mortgage debt was reduced from 10.25% per year to 8.25% per year, and the maturity date was extended from 1994 to 2001. The Partnership's cash flow (after payments on the mortgage debt) was applied to the unsecured loan, which was paid off in March 1998. At March 31, 1998, the outstanding balance on the mortgage note was $13,655,000.

     On June 1, 1998, the Partnership made a partial prepayment on its mortgage note in the amount of $11,500,000. The payment was funded with cash reserves and a new unsecured loan from the Company in the amount of $11,000,000. The loan, which bears interest at the rate of 7.3% is for one year with four one-year options at the same interest rate. The loan requires monthly payments of interest only. Payments of principal may be made at any time, in whole or in part, without penalty or premium. The Partnership's cash flow (after payments on the mortgage debt) is expected to be applied to the unsecured loan. When the unsecured loan is repaid or refinanced, the Partnership may consider reinstating distributions. There is no assurance that distributions will be reinstated. During or prior to 2001, the Partnership will be required to refinance its maturing debt or sell its properties.

     Although there can be no assurance, based on recently completed environmental investigations, the Partnership is not aware of any environmental contamination of its facilities material to its overall business or financial condition. The Partnership's results of operation have improved over the last several years and the General Partners believe that the Partnership's properties have appreciated in value and may continue to do so, as a result of the decrease in the level of new mini-warehouse construction from the peak levels of new construction in 1984-1988. There can be no assurance, however, that the improvement in property operations will continue or that the Partnership's properties will continue to appreciate in value. EACH UNITHOLDER SHOULD CAREFULLY REVIEW THE PARTNERSHIP'S FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PARTNERSHIP INCLUDED AS SCHEDULES 3 AND 4, RESPECTIVELY, TO THIS OFFER TO PURCHASE.

     While the Offer presents each Unitholder with the opportunity to make an individual decision on whether or not to dispose of his or her Units, a sale of the properties and liquidation of the Partnership could result in a higher price for Unitholders and a higher cost to the Company, a General Partner of the Partnership, if the properties are sold to the Company. Under the Partnership Agreement, a liquidation of the Partnership or a removal of the General Partners can be initiated by limited partners and would require approval by holders of more than 50% of the outstanding Units at a meeting or by written consent. See "Special Considerations - Alternatives to Tendering Units."

     The General Partners will continue after the Offer to receive the same share of distributions with respect to the Partnership that they received prior to the Offer.

     Since 1994 the Company has merged with 18 affiliated REITs under which the Company has acquired the REITs' properties in transactions under which the REITs' shareholders were afforded, on a tax-free basis, the opportunity to convert their investment in the REITs into an investment in the Company, which generally owns the same type of properties as the REITs. These merger agreements were conditioned on approval by the respective REITs' shareholders and satisfied the obligation in all but one of the REITs' bylaws to present a proposal to its shareholders for the sale or financing of its properties at a specified time. The Company has also acquired properties from affiliated private partnerships, which, unlike the Partnership, had little or no diversification because of the small number of properties they owned.

     The Company intends, from time to time, to acquire additional Units. The Company has no present plans or intentions to engage in a "going private transaction" with the Partnership, which is defined generally in the Commission's rules as a merger or other extraordinary transaction between an entity and its affiliates that reduces the number of security holders below 300.

     The General Partners do not intend any material change in the Partnership's operations after the Offer. However, the Company may at a later time offer to acquire the Partnership's properties and the acquisition could result in liquidation payments to Unitholders higher, or lower, than the Offer Price. After the Offer, the Company and Hughes could own as much as 74% of the Units and thus control a sale of the properties.

                          DETERMINATION OF OFFER PRICE

     The Offer Price has been established by the Company and Hughes and is not the result of arm's length negotiations. The Offer Price represents 85% of the General Partners' estimate of the liquidation value per Unit. The General Partners' estimate of the liquidation value per Unit is based on their own analysis of the Partnership.

     The General Partners have estimated the liquidation value per Unit ($540) as follows: (i) computed the estimated value of the operating facilities by applying to the Partnership's property net operating income (12 months ended March 31, 1998) before non-recurring charges and after certain property tax adjustments, as reduced for capital expenditures (3.5% of rental income), a capitalization rate of 9.50%, (ii) reduced the valuation by estimated sales expenses of 5%, (iii) added the Partnership's other net assets as of March 31, 1998 (consisting primarily of cash), (iv) deducted the Partnership's mortgage debt, (v) allocated the Partnership's net assets between the limited partners (74.25%) and the General Partners (25.75%) in accordance with the Partnership Agreement and (vi) divided the limited partners' share by the number of outstanding Units.

     The capitalization rate used by the General Partners in estimating the liquidation value per Unit is within the range of capitalization rates observed by them in other sales transactions during 1996 and 1997. An actual sale of the Partnership's properties would likely result in a higher or lower liquidation value per Unit. In arriving at the Offer Price, the estimated liquidation value per Unit was reduced by 15% to reflect ongoing Partnership administrative expenses and lack of liquidity of the Units.

                                   THE OFFER

     TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms of any such extension or amendment), the General Partners will accept for payment and pay for up to 7,000 Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the Offer. The term "Expiration Date" shall mean 5:00 P.M., New York City time, on July 28, 1998, unless and until the General Partners in their sole discretion shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the General Partners, shall expire.

     The Offer Price is $460 per Unit.

     Of the Units validly tendered in the Offer, the Company would acquire the first 6,000 Units (or such lesser number of Units as are validly tendered) and the balance, if any, would be acquired by Hughes.

     The Offer is conditioned on satisfaction of certain conditions as set forth herein. The General Partners reserve the right (but shall not be obligated), in their sole discretion, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the General Partners reserve the right (but shall not be obligated) to
(i) decline to purchase any of the Units tendered and terminate the Offer, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered,
(iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

     The Partnership has provided to the General Partners the list of Unitholders for the purpose of disseminating the Offer. Unitholders who tender their Units in the Offer will not receive any cash distributions payable after the Expiration Date.

     The Company and Hughes beneficially own 7,763, or approximately 39%, of the outstanding Units. Carl B. Phelps, an executive officer of the Company, owns 18 Units. Mr. Phelps has advised the Company that he does not intend to tender his Units. Dann V. Angeloff, a director of the Company, owns 41 Units. Mr. Angeloff has advised the Company that he intends to tender his Units.

     PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. If the number of Units validly tendered prior to the Expiration Date and not withdrawn is not more than 7,000, the General Partners, upon the terms and subject to the conditions of the Offer, will accept for payment all Units so tendered.

     If the number of Units validly tendered and not withdrawn prior to the Expiration Date is more than 7,000 Units, the General Partners, upon the terms and subject to the conditions of the Offer, will accept for payment only 7,000 Units, with such Units purchased on a pro rata basis. If proration would result in a Unitholder owning less than five Units, the General Partners will not accept any Units tendered by such Unitholder in the Offer because the Partnership Agreement does not allow a limited partner to own fewer than five Units.

     In the event that proration of tendered Units is required, the General Partners will determine the final proration factor as promptly as practicable after the Expiration Date.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the General Partners will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with the Offer, as promptly as practicable following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the General Partners shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the General Partners gives oral or written notice to the Depositary of their acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Unitholders for the purpose of receiving payment from the General Partners and transmitting payment to tendering Unitholders. Under no circumstances will interest be paid on the purchase price by reason of any delay in making such payment.

     If any tendered Units are not accepted for payment pursuant to the terms and conditions of the Offer, the Letter of Transmittal with respect to such Units not purchased will be destroyed by the Depositary. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the General Partners are unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the General Partners' rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the General Partners, retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in the Offer.

     If, prior to the Expiration Date, the General Partners shall increase the consideration offered to Unitholders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

     The General Partners reserve the right to transfer or assign, at any time and from time to time, in whole or in part, to one or more affiliates, the right to purchase Units tendered pursuant to the Offer, but no such transfer or assignment will relieve the General Partners of their obligations under the Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

     PROCEDURES FOR TENDERING UNITS. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date.

     In order for a tendering Unitholder to participate in the Offer, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 5:00 P.M., New York City time, on July 28, 1998 (unless extended).

     The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unitholder, and delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     By executing a Letter of Transmittal as set forth above, a tendering Unitholder irrevocably appoints the designees of the General Partners as such Unitholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment by the General Partners. Such appointment will be effective when, and only to the extent that, the General Partners accept such Units for payment. Upon such acceptance for payment, (i) all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, (ii) no subsequent proxies may be given (and if given will not be effective) and (iii) the designees of the General Partners will, with respect to such Units, be empowered to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper at any meeting of Unitholders, by written consent or otherwise. The General Partners reserve the right to require that, in order for Units to be deemed validly tendered, immediately upon the General Partners' acceptance for payment of such Units, the General Partners must be able to exercise full voting and other rights as a record and beneficial owner with respect to such Units, including voting at any meeting of Unitholders or action by written consent.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the General Partners, in their sole discretion, which determination shall be final and binding. The General Partners reserve the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the

General Partners' counsel, be unlawful. The General Partners also reserve the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and the General Partners' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the General Partners, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

     A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the General Partners upon the terms and subject to the conditions of the Offer, including the tendering Unitholder's representation and warranty that such Unitholder owns the Units being tendered.

     WITHDRAWAL RIGHTS. Except as otherwise provided in the Offer, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after August 21, 1998.

     For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. The signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution (a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program).

     If purchase of, or payment for, Units is delayed for any reason or if the General Partners are unable to purchase or pay for Units for any reason, without prejudice to the General Partners' rights under the Offer, tendered Units may be retained by the Depositary on behalf of the General Partners and may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth herein, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

     All questions as to the form and validity (including timeliness of receipt) of notices of withdrawal will be determined by the General Partners, in their sole discretion, which determination shall be final and binding. Neither the General Partners, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

     Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following any of the procedures described in the Offer at any time prior to the Expiration Date.

     EXTENSION OF TENDER PERIOD; TERMINATION AND AMENDMENT. The General Partners expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of such extension to the Depositary (during any such extension all Units previously tendered and not withdrawn will remain subject to the Offer), (ii) to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Depositary, (iii) upon the occurrence of any of the conditions specified in the Offer, delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination or delay to the Depositary and (iv) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both) by giving oral or written notice of such amendment to the Depositary. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the General Partners may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the General Partners will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service. The General Partners may also be required by applicable law to disseminate to Unitholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.

     If the General Partners extend the Offer, or if the General Partners (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the General Partners' rights under the Offer, the Depositary may retain tendered Units on behalf of the General Partners, and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in the Offer. However, the ability of the General Partners to delay payment for Units that the General Partners have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that the General Partners pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the General Partners make a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the General Partners will extend the Offer to comply with the Commission's interpretations of Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price, percentage of securities sought or the soliciting agent's fee, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. (In the Commission's view, an offer should remain open for a minimum of five business days from the date such material change is first published, sent or given to security holders.) With respect to a change in price, percentage of securities sought or the soliciting agent's fee, however, a minimum ten business day period is required to allow for adequate dissemination to security holders and for investor response.

     Following the termination of the Offer, the General Partners may make an offer for Units not tendered in this Offer, which may be on terms similar or different from those described in the Offer. There is no assurance that, following the Expiration Date, the General Partners will make another offer for Units not tendered in the Offer.

     SOURCE OF FUNDS. The General Partners expect that approximately $3,313,000 is necessary to consummate the Offer, including related fees and expenses, assuming all 7,000 Units are tendered and accepted for payment. These funds will be available from the General Partners' general funds.

     CONDITIONS OF THE OFFER. The obligation of the General Partners to complete the purchase of tendered Units is subject to each and all of the following conditions which, in the reasonable judgment of the General Partners with respect to each and every matter referred to below and regardless of the circumstances (including any action or inaction by the General Partners) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for purchase:

          (a) There shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission (i) challenging the acquisition by the General Partners of the Units, seeking to restrain or prohibit the making or consummation of the Offer, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeking to prohibit or restrict the General Partners' ownership or operation of any material portion of the General Partners' business or assets, or to compel the General Partners to dispose of or hold separate all or any material portion of its business or assets as a result of the Offer, (iii) seeking to make the purchase of, or payment for, some or all of the Units illegal, (iv) resulting in a delay in the ability of the General Partners to accept for payment or pay for some or all of the Units, (v) imposing material limitations on the ability of the General Partners effectively to acquire or hold or to exercise full rights of ownership of the Units, including, without limitation, the right to vote the Units purchased by the General Partners on all matters properly presented to limited partners of the Partnership, (vi) which, in the reasonable judgment of the General Partners, could materially and adversely affect the treatment of the Offer for federal income tax purposes, (vii) which otherwise is reasonably likely to materially adversely affect the Partnership or the value of the Units or
     (viii) which imposes any material condition unacceptable to the General Partners;

          (b) No statute, rule, regulation or order shall be enacted, promulgated, entered or deemed applicable to the Offer, no legislation shall be pending and no other action shall have been taken, proposed or threatened by any domestic government or governmental authority or by any court, domestic or foreign, which, in the reasonable judgment of the General Partners, is likely, directly or indirectly, to result in any of the consequences referred to in paragraph (a) above;

          (c) There shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity materially affecting the United States, (iv) any limitation by any governmental authority or any other event which is reasonably likely to affect the extension of credit by banks or other lending institutions in the United States, (v) any material decline in security prices on the NYSE or (vi) in the case of any of the foregoing existing at the time of the Offer, any material worsening thereof; and

          (d) After the Offer, the Units shall be held of record by at least 350 persons.

     The foregoing conditions (other than the condition set forth in paragraph
(d)) are for the sole benefit of the General Partners. The conditions (other than the condition set forth in paragraph (d)) may be waived by the General Partners at any time and from time to time in their reasonable discretion. Any determination by the General Partners will be final and binding on all parties. If any such conditions are waived, the Offer will remain open for a minimum of five business days from the date notice of such waiver is first published, sent or given to Unitholders.

     FEES AND EXPENSES. The Company and Hughes have retained BankBoston N.A. to act as Depositary in connection with the Offer. The Company and Hughes will pay the Depositary reasonable and customary compensation for its services. The Company and Hughes will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Company and Hughes will also pay all costs and expenses of printing and mailing the Offer.

     Assuming all 7,000 Units are tendered and accepted for payment, expenses of the Offer (exclusive of the purchase price of the Units) are estimated at $93,000, including: legal and accounting fees and expenses ($10,000), printing ($2,000), filing fees ($600), Depositary Agent fees and expenses ($4,500), Soliciting Agent fees and expenses ($64,000), distribution of Offer materials ($4,000) and miscellaneous ($7,900).

     SOLICITING AGENT. The General Partners have retained Christopher Weil & Company, Inc., a registered broker dealer, to answer questions and solicit responses to this transaction and will pay Christopher Weil & Company, Inc. 2% of the Offer Price for each Unit tendered and accepted by the General Partners. In addition, Christopher Weil & Company, Inc. will be indemnified against certain liabilities, including liabilities under the federal securities laws. Christopher Weil & Company, Inc. has acted in a similar capacity in connection with other tender and exchange offers by the General Partners and in soliciting consents from the limited partners of other partnerships sponsored by the General Partners and their affiliates.

     DISSENTERS' RIGHTS AND INVESTOR LISTS. Neither the Partnership Agreement nor California law provides any right for Unitholders to have their respective Units appraised or redeemed in connection with or as a result of the Offer.
Each Unitholder has the opportunity to make an individual decision on whether or not to tender in the Offer. Under the Partnership Agreement, any Unitholder is entitled (i) upon request, to obtain a list of the limited partners in the Partnership, at the expense of the Partnership and (ii) upon reasonable request, to inspect and copy, at his or her expense and during normal business hours, the books and records of the Partnership.

     FEDERAL INCOME TAX CONSEQUENCES. The sale of Units for cash will be treated for federal income tax purposes as a taxable sale of the Units purchased. The particular tax consequences of the tender for a Unitholder will depend upon a number of factors related to that Unitholder's tax situation, including the Unitholder's tax basis in his or her Units. THE GENERAL PARTNERS ANTICIPATE THAT UNITHOLDERS WHO ACQUIRED THEIR UNITS IN THE ORIGINAL OFFERING AND WHO SELL THEIR UNITS IN THE OFFER WILL GENERALLY RECOGNIZE A CAPITAL GAIN OF APPROXIMATELY $510 PER UNIT AS A RESULT OF THE SALE (BASED ON THE GENERAL PARTNERS' ESTIMATE OF THE PARTNERSHIP'S 1998 INCOME AND ASSUMING A SALE EFFECTIVE AT THE BEGINNING OF THE THIRD QUARTER OF 1998). The tax impact, however, could be quite different for

Unitholders who acquired their Units after the original offering. To the extent a Unitholder recognizes a capital loss, such loss can be applied to offset capital gains from other sources. (Losses from a sale of less than all of the Units that a Unitholder is deemed to own may be subject to limitation under the passive loss rules.) In addition, individuals may use such capital losses in excess of capital gains to offset up to $3,000 of ordinary income in any single year ($1,500 for a married individual filing a separate return). Any such capital losses that are not used currently can be carried forward and used in subsequent years. A corporation's capital losses in excess of current capital gains generally may be carried back three years, with any remaining unused portion available to be carried forward for five years. BECAUSE THE INCOME TAX CONSEQUENCES OF A TENDER OF UNITS WILL NOT BE THE SAME FOR ALL UNITHOLDERS, UNITHOLDERS CONSIDERING TENDERING THEIR UNITS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS.

     MISCELLANEOUS. THE OFFER IS BEING MADE TO ALL UNITHOLDERS, PROVIDED, HOWEVER, THAT THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE COMPANY IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL. HOWEVER, IF ANY SUCH JURISDICTION EXISTS, THE GENERAL PARTNERS MAY IN THEIR DISCRETION TAKE SUCH ACTIONS AS THEY MAY DEEM NECESSARY TO MAKE THE OFFER IN SUCH JURISDICTION.

                 EFFECTS OF OFFER ON NON-TENDERING UNITHOLDERS

     INFLUENCE ON THE PARTNERSHIP. After the Offer, the Company and Hughes will be in a position to control the vote of the limited partners. See "Special Considerations - Control of all Partnership Voting Decisions by the Company and Hughes."

     EFFECT ON TRADING MARKET. There is no established public trading market for the Units, and, therefore, a reduction in the number of Unitholders should not materially further restrict the Unitholders' ability to find purchasers for their Units. See "Market Prices of Units" for certain limited information regarding secondary sales of the Units.

     PARTNERSHIP STATUS. The General Partners believe the purchase of Units by them, as proposed, should not adversely affect the issue of whether the Partnership is classified as a partnership for federal income tax purposes.

     PARTNERSHIP BUSINESS. The Offer will not materially affect the operation of the properties owned by the Partnership since the properties will continue to be managed by the Company.

     Although after the Offer the General Partners or their affiliates may acquire additional Units thereby increasing an ownership position in the Partnership, the General Partners have no present plans or intentions with respect to the Partnership for a liquidation, a merger, a sale or purchase of material assets or borrowings (other than a possible restructure of the existing property debt). No Partnership assets have been identified for sale.

                             MARKET PRICES OF UNITS

     GENERAL. The Units are not listed on any national securities exchange or quoted in the over the counter market, and there is no established public trading market for the Units. Secondary sales activity for the Units has been limited and sporadic. The General Partners monitor transfers of the Units (i) because the admission of the transferee as a substitute limited partner requires the consent of the General Partners under the Partnership Agreement,
(ii) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes and (iii) because the Company has purchased Units. However, the General Partners do not have information regarding the prices at which all secondary sales transactions in the Units have been effectuated. Various organizations offer to purchase and sell limited partnership interests (such as the Units) in secondary sales transactions. Various publications such as The Stanger Report summarize and report information (on a monthly, bimonthly or less frequent basis) regarding secondary sales transactions in limited partnership interests (including the Units), including the prices at which such secondary sales transactions are effectuated.

     The General Partners estimate, based solely on the transfer records of the Partnership and the Partnership's transfer agent, that the number of Units transferred in sales transactions (i.e., excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                                     Number of Total              Percentage of             Number of
      Year                         Units Transferred(1)          Units Outstanding        Transactions(1)
      ----                         -------------------           -----------------        --------------
      1996                               484(2)(3)                     2.42%                 32(2)(3)
      1997                               290(4)(5)                     1.45%                 17(4)(5)
      1998 (through March 31)                5                          .03%                  1

     _______________
     (1) Transfers are recorded quarterly on the Partnership's records, as of the first day following each calendar quarter.

     (2) In 1996, the Company purchased 361 Units in 21 transactions: 200 Units at $171 per Unit (January 1), 86 Units at $171 per Unit (April 1), 5 Units at $185 per Unit (April 1), 25 Units at $200 per Unit (April 1) and 45 Units at $171 per Unit (July 1).

     (3) In 1996, Hughes purchased 10 Units in 2 transactions: 10 Units at $200 per Unit (October 1).

     (4) In 1997, Hughes purchased 15 Units in 2 transactions: 5 Units at $171 per Unit (April 1) and 10 Units at $171 per Unit (July 1).

     (5) In 1997, Tamara L. Hughes purchased 80 Units in 3 transactions: 50 Units at $171 per Unit (October 1) and 30 Units at $225 per Unit (October 1).

     All of the purchases of Units described in notes (2), (3), (4) and (5) above were acquired directly from Unitholders or through secondary firms of the type described below under "Information From The Stanger Report Regarding Sales Transactions."

     INFORMATION OBTAINED FROM DEAN WITTER REGARDING SALES TRANSACTIONS. Dean Witter Reynolds Inc. ("Dean Witter") was the dealer-manager for the Partnership's initial offering of Units. Set forth below is information obtained from Dean Witter on the high and low sale price per Unit for sale transactions during each quarter of 1996, 1997 and 1998 (through March 31):

                       Per Unit Transaction Price (1)(2)

                                                                                                Number
                                                                           Number              of Units
                                      High              Low             of Sales(2)             Sold(2)
                                      ----              ---             ----------             --------
1996
      First Quarter                    --                --                  --                  --
      Second Quarter                   --                --                  --                  --
      Third Quarter                    --                --                  --                  --
      Fourth Quarter                   --                --                  --                  --

1997
      First Quarter                    --                --                  --                  --
      Second Quarter                   --                --                  --                  --
      Third Quarter                    --                --                  --                  --
      Fourth Quarter                   --                --                  --                  --

1998
      First Quarter                    --                --                  --                  --

 _______________
 (1)  The original purchase price was $500 per Unit.

 (2) This information was compiled by Dean Witter in the ordinary course based upon reports made of negotiated sales. The price information represents the prices reported to have been paid by the buyers to the sellers net of commissions.

     INFORMATION FROM THE STANGER REPORT REGARDING SALES TRANSACTIONS. The information set forth below is extracted from sections of the June 1996, September 1996, Fall 1996, Winter 1996, Spring 1997, Summer 1997, Fall 1997, Winter 1997 and Spring 1998 issues of The Stanger Report captioned "Limited Partnership Secondary-Market Prices" and additional information provided to the General Partners by Robert A. Stanger & Co., Inc. ("Stanger"). Those publications (the "Stanger Publications") and the additional information provided by Stanger summarized secondary market prices for public limited partnerships based on actual transactions during the reporting periods listed on the tables below. The following secondary-market firms provided high and low price data to The Stanger Report for some or all of the reporting periods:
American Partnership Board - (602) 368-6240, American Partnership Services -
(800) 736-9797/(801) 756-1166, Bigelow Management, Inc. - (800) 431-7811/(212)
697-5880, Chicago Partnership Board - (800) 272-6273/(312) 332-4100, Cuyler &
Associates - (800) 274-9991/(602) 596-0120, DCC Securities Corp. - (800) 945-
0440/(212) 370-1090, Empire Securities - (805) 723-5530, EquityLine Properties -
(800) 327-9990/(305) 670-9700, Equity Resources Group - (617) 876-4800, Fox &
Henry, Inc. - (708) 325-4445, Frain Asset Management - (800) 654-6110,
MacKenzie-Patterson, Inc. - (800) 854-8357/(510) 631-9100, National Partnership Exchange -(813) 636-9299, Nationwide Partnership Marketplace - (800) 969-8996/(415) 382-3555, New York Partnership Exchange - (800) 444-7357/(813) 955-
8816, Northcoast Securities - (561)496-5387, Pacific Partnership Group - (800) 727-7244/(602) 957-3050, Partnership Service Network - (800) 483-0776/(813) 588-
0776, Raymond James & Associates - (800) 248-8863, and The Partnership Marketing Company - (707) 824-8600. IN EVALUATING WHETHER OR NOT TO TENDER THEIR UNITS IN THE OFFER, UNITHOLDERS MAY WISH TO CONTACT THESE FIRMS OR OTHER FIRMS INVOLVED IN SECONDARY SALES OF INTERESTS IN LIMITED PARTNERSHIPS.

     The information regarding sale transactions in Units from the Stanger Publications and Stanger is as follows:

                                  Per Unit Transaction Price(1)
                                  -----------------------------      No. of
Reporting period                   High                  Low         Units(2)
----------------                   ----                  ---         -------
1996
----
January 1 - March 31               $ 87.00             $ 87.00           5
April 1 - June 30                     -                   -              -
July 1 - September 30                 -                   -              -
October 1 - December 31             200.00              200.00           5

1997
----
January 1 - March 31                  -                   -              -
April 1 - June 30                   240.00              240.00          85
July 1 - September 30                 -                   -              -
October 1 - December 31             240.00              240.00           5

1998
----
January 1 - March 31                  -                   -              -

_________________

   (1) The original purchase price was $500 per Unit. The General Partners do not know whether the transaction prices shown are before or after commissions.

   (2)  The General Partners do not know the number of transactions.

     The information from The Stanger Report contained above is provided without verification by the General Partners and is subject to the following qualifications in The Stanger Report: "Limited partnerships are designed as illiquid, long-term investments. Secondary-market prices generally do not reflect the current value of partnership assets, nor are they indicative of total return since prior cash distributions and tax benefits received by the original investor are not reflected in the price. Transaction prices are not verified by Robert A. Stanger & Co."

                          CERTAIN RELATED TRANSACTIONS

     GENERAL PARTNERS' INTEREST. The Company and Hughes are General Partners of the Partnership. The Company and Hughes receive incentive distributions equal to 20% and 5%, respectively, of the Partnership's cash available for distribution (operating cash flow, plus net proceeds from sale or financing of property). The General Partners also have a 1% interest in the Partnership in respect of their capital contributions and participate in Partnership distributions in proportion to their interest in the Partnership.

     PROPERTY MANAGEMENT. The Partnership's properties are operated by the Company pursuant to a management agreement under which they receive 6% of gross revenues from operations of the mini-warehouses properties. In 1995, 1996 and 1997, the Company received $231,000, $220,000 and $259,000, respectively, from the Partnership.

     In November 1995, the Management Agreement was amended to provide that upon demand from the Company made prior to December 15, 1995, the Partnership agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In December 1995, the Partnership prepaid, to the Company, eight months of 1996 management fees at a cost of $138,000.

     LIMITED PARTNER INTERESTS. Of the 20,000 outstanding Units, 7,763 (approximately 39%) are beneficially owned by the Company and Hughes. Substantially all of these Units have been acquired since July 1, 1993 for an aggregate purchase price of $1,327,150 in cash. Substantially all of these Units were acquired directly from Unitholders, including Units acquired in a tender offer completed in September 1995, and the balance through secondary firms of the type described above under "Market Prices of Units - Information From The Stanger Report Regarding Sales Transactions." The Company and Hughes participate in Partnership distributions on the same terms as other Unitholders in respect of Units owned by them. See "Background and Purpose of the Offer - Relationships."

     No person has been authorized to give any information or to make any representation on behalf of the Company not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                    PUBLIC STORAGE, INC.
                                    701 Western Avenue
                                    Glendale, California 91201-2397

                                    By:  /s/ Harvey Lenkin
                                       -----------------------
                                       Harvey Lenkin
                                       President

June 22, 1998

                                   SCHEDULE 1

                           PARTNERSHIP DISTRIBUTIONS

     PARTNERSHIP DISTRIBUTIONS. There have been no Partnership distributions since 1991. Since inception, Unitholders have received an aggregate of approximately $748 per Unit from operating cash flow and $750 per Unit from financing proceeds.

                                      1-1

                                   SCHEDULE 2

                              PROPERTY INFORMATION

     The following table sets forth information as of December 31, 1997, about properties owned by the Partnership.

                                            Net Rentable        Number of
Location                Size of Parcel          Area              Spaces       Completion Date
--------                --------------      ------------        ---------      ---------------
CALIFORNIA
----------

Corona                    2.82 acres         52,000 sq. ft.        471         December 1978

Fremont                   3.00 acres         53,000 sq. ft.        481         November 1978

Milpitas                  3.46 acres         54,000 sq. ft.        436         November 1978

Norco                     1.66 acres         29,000 sq. ft.        257         December 1978

North Hollywood           2.06 acres         38,000 sq. ft.        343         December 1979

Pasadena                  1.84 acres         38,000 sq. ft.        385         August 1978

Sun Valley                2.72 acres         53,000 sq. ft.        477         October 1978

Wilmington                6.32 acres        133,000 sq. ft.      1,093         August 1978

Whittier - El Monte       4.06 acres         58,000 sq. ft.        537         July 1978

     The properties are held subject to encumbrances which are described in Note 7 of the Notes to the Financial Statements included in Schedule 3 to this Offer to Purchase.

     The weighted average occupancy level for the mini-warehouse spaces was 95% in 1997 compared to 92% in 1996. In 1997, the monthly realized rent per square foot for the mini-warehouse spaces averaged $.75 compared to $.72 in 1996.

                                       2-1

          SUMMARY OF HISTORICAL INFORMATION RELATING TO PROPERTIES OF
                        PUBLIC STORAGE PROPERTIES, LTD.
            RENTAL INCOME AND OPERATING EXPENSES BEFORE DEPRECIATION
                    (Does Not Reflect Capital Improvements)

                                                    Four Months Ended April 30,         Year Ended December 31,
                                                    ---------------------------   ------------------------------------
                                                           (unaudited)
                                                        1998           1997          1997         1996         1995
                                                        ----           ----          ----         ----         ----
Rental Income                                        $1,487,000     $1,393,000   $4,321,000   $4,002,000   $3,848,000

Operating Expenses                                      437,000        417,000    1,236,000    1,187,000    1,163,000
                                                     ----------     ----------   ----------   ----------   ----------

  Excess of Rental Income over
    Operating Expenses                               $1,050,000     $  976,000   $3,085,000   $2,815,000   $2,685,000
                                                     ==========     ==========   ==========   ==========   ==========

                                       2-2

                                   SCHEDULE 3

                        PARTNERSHIP FINANCIAL STATEMENTS

                                                                              Page
                                                                           References
                                                                           ----------

Report of independent auditors.................................................F-1

Balance sheets as of December 31, 1997 and 1996................................F-2

For each of the three years in the period ended December 31, 1997:

  Statements of income.........................................................F-3

  Statements of partners' deficit..............................................F-4

  Statements of cash flows.....................................................F-5

Notes to financial statements............................................F-6 - F-9

Condensed balance sheets at March 31, 1998
 and December 31, 1997........................................................F-10

Condensed statements of income for the three
 months ended March 31, 1998 and 1997.........................................F-11

Condensed statement of partners' deficit for the
 three months ended March 31, 1998 and 1997...................................F-12

Condensed statements of cash flow for the
 three months ended March 31, 1998 and 1997...................................F-13

Notes to condensed financial statements.......................................F-14

                                      F

                         REPORT OF INDEPENDENT AUDITORS


The Partners
Public Storage Properties, Ltd.

We have audited the accompanying balance sheets of Public Storage Properties, Ltd. as of December 31, 1997 and 1996, and the related statements of income, partners' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Public Storage Properties, Ltd. at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                         ERNST & YOUNG LLP

March 24, 1998
Los Angeles, California

                        PUBLIC STORAGE PROPERTIES, LTD.
                                 BALANCE SHEETS
                           December 31, 1997 and 1996

                                                                                             1997                      1996
                                                                                    --------------------      --------------------
                                                            ASSETS
                                                            ------

Cash and cash equivalents                                                                $   546,000               $    69,000
Rent and other receivables                                                                    46,000                    48,000

Real estate facilities, at cost:
  Building, land improvements and equipment                                                8,001,000                 7,721,000
  Land                                                                                     2,511,000                 2,511,000
                                                                                    ----------------          ----------------
                                                                                          10,512,000                10,232,000

  Less accumulated depreciation                                                           (5,492,000)               (5,046,000)
                                                                                    ----------------          ----------------
                                                                                           5,020,000                 5,186,000
                                                                                    ----------------          ----------------

Other assets                                                                                 148,000                   200,000
                                                                                    ----------------          ----------------
Total assets                                                                             $ 5,760,000               $ 5,503,000
                                                                                    ================          ================

                                                 LIABILITIES AND PARTNERS' DEFICIT
                                                 ---------------------------------

Accounts payable                                                                         $    32,000               $     5,000
Deferred revenue                                                                             131,000                   118,000
Notes payable                                                                             14,093,000                15,217,000

Partners' deficit:
 Limited partners' deficit, $500 per unit, 20,000 units
  authorized, issued and outstanding                                                      (6,308,000)               (7,304,000)
 General partners' deficit                                                                (2,188,000)               (2,533,000)
                                                                                    ----------------          ----------------

  Total partners' deficit                                                                 (8,496,000)               (9,837,000)
                                                                                     ---------------           ---------------

Total liabilities and partners' deficit                                                  $ 5,760,000               $ 5,503,000
                                                                                    ================          ================

                            See Accompanying Notes

                        PUBLIC STORAGE PROPERTIES, LTD.
                              STATEMENTS OF INCOME
                       For each of the three years in the
                         period ended December 31, 1997

                                                                  1997                     1996                     1995
                                                           -----------------        ------------------       ----------------
REVENUES:

Rental income                                                  $4,321,000               $4,002,000               $3,848,000
Gain on sale of marketable securities of
 affiliate                                                          -                        -                      361,000
Other income                                                       16,000                    5,000                   26,000
                                                           --------------           --------------           --------------

                                                                4,337,000                4,007,000                4,235,000
                                                           --------------           --------------           --------------
COSTS AND EXPENSES:

Cost of operations                                                977,000                  967,000                  932,000
Management fees paid to affiliate                                 259,000                  220,000                  231,000
Depreciation                                                      446,000                  402,000                  356,000
Administrative                                                     62,000                   52,000                   49,000
Environmental cost                                                  -                        -                       22,000
Interest expense                                                1,252,000                1,358,000                1,520,000
                                                           --------------           --------------           --------------
                                                                2,996,000                2,999,000                3,110,000
                                                           --------------           --------------           --------------
NET INCOME                                                     $1,341,000               $1,008,000               $1,125,000
                                                           --------------           --------------           --------------
Limited partners' share of net income ($66.40
 per unit in 1997, $49.90 per unit in 1996,
 and $55.70 per unit in 1995)                                  $1,328,000               $  998,000               $1,114,000



General partners' share of net income                              13,000                   10,000                   11,000
                                                           --------------           --------------           --------------
                                                               $1,341,000               $1,008,000               $1,125,000
                                                           ==============           ==============           ==============

                            See Accompanying Notes.

                        PUBLIC STORAGE PROPERTIES, LTD.
                        STATEMENTS OF PARTNERS' DEFICIT
                       For each of the three years in the
                         period ended December 31, 1997


                                                                                      Unrealized
                                                                                       Gain on
                                                  Limited            General         Marketable       Total Partners'
                                                  Partners           Partners        Securities          Deficit
                                                ------------      -------------     ------------      ---------------

Balance at December 31, 1994                     $(8,888,000)       $(3,082,000)       $ 227,000      $(11,743,000)
Sale of marketable securities                         -                  -              (227,000)         (227,000)
Net income                                         1,114,000             11,000             -             1,125,000
Equity transfer                                     (278,000)           278,000             -                -
                                                ------------      -------------     ------------      -------------
Balance at December 31, 1995                      (8,052,000)        (2,793,000)            -           (10,845,000)
Net income                                           998,000             10,000             -             1,008,000
Equity transfer                                     (250,000)           250,000             -                -
                                                ------------      -------------     ------------      -------------
Balance at December 31, 1996                      (7,304,000)        (2,533,000)            -            (9,837,000)
Net income                                         1,328,000             13,000             -             1,341,000
Equity transfer                                     (332,000)           332,000             -                -
                                                ------------      -------------     ------------      -------------
Balance at December 31, 1997                     $(6,308,000)       $(2,188,000)       $    -          $ (8,496,000)
                                                ============      =============     ============      =============


                            See Accompanying Notes.

                        PUBLIC STORAGE PROPERTIES, LTD.
                            STATEMENTS OF CASH FLOWS
                       For each of the three years in the
                         period ended December 31, 1997

                                                                          1997                 1996                 1995
                                                                     -----------          -----------           ----------
Cash flows from operating activities:
  Net income                                                          $ 1,341,000          $ 1,008,000          $ 1,125,000

  Adjustments to reconcile net income to net cash provided by operating activities:

  Depreciation                                                            446,000              402,000              356,000
  Gain on sale of marketable securities                                     -                    -                (361,000)
  Decrease (increase) in rent and other receivables                         2,000               (6,000)              21,000
  Amortization (payment) of prepaid management fees                         -                  138,000             (138,000)
  Amortization of prepaid loan fees                                        33,000               33,000               33,000
  Decrease (increase) in other assets                                      19,000              (17,000)              (2,000)
  Increase (decrease) in accounts payable                                  27,000              (72,000)              47,000
  Increase (decrease) in deferred revenue                                  13,000              (14,000)              (4,000)
                                                                      -----------          -----------          -----------
     Total adjustments                                                    540,000              464,000              (48,000)
                                                                      -----------          -----------          -----------
     Net cash provided by operating activities                          1,881,000            1,472,000            1,077,000
                                                                      -----------          -----------          -----------
Cash flows from investing activities:

  Proceeds from sale of marketable securities                               -                    -                  708,000
  Additions to real estate facilities                                    (280,000)            (228,000)            (344,000)
                                                                      -----------          -----------          -----------
     Net cash (used in) provided by investing activities                 (280,000)            (228,000)             364,000
                                                                      -----------          -----------          -----------
Cash flows from financing activities:

 Principal (payments) proceeds on note payable to affiliate              (600,000)            (130,000)             130,000
 Principal payments on note payable                                      (524,000)          (1,134,000)          (1,644,000)
                                                                      -----------          -----------          -----------
     Net cash used in financing activities                             (1,124,000)          (1,264,000)          (1,514,000)
                                                                      -----------          -----------          -----------
Net increase (decrease) in cash and cash equivalents                      477,000              (20,000)             (73,000)

Cash and cash equivalents at the beginning of the year                     69,000               89,000              162,000
                                                                      -----------          -----------          -----------
Cash and cash equivalents at the end of the year                      $   546,000          $    69,000          $    89,000
                                                                      ===========          ===========          ===========

                            See Accompanying Notes.
                                      F-5

                        PUBLIC STORAGE PROPERTIES, LTD.
                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1997


1.   DESCRIPTION OF PARTNERSHIP

          Public Storage Properties, Ltd. (the "Partnership") was formed with the proceeds of a public offering. The general partners in the Partnership are Public Storage, Inc. ("PSI") and B. Wayne Hughes ("Hughes"). The Partnership owns nine mini-warehouse facilities located in California.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PARTNERSHIP MATTERS

     Mini-Warehouse Facilities:
     --------------------------

          Cost of land includes appraisal fees and legal fees related to acquisition and closing costs. Buildings, land improvements and equipment reflect costs incurred through December 31, 1997 and 1996 to develop mini-warehouse facilities which provide self-service storage spaces for lease, usually on a month-to-month basis, to the general public. The buildings and equipment are depreciated on a straight-line basis over estimated useful lives of 25 and 5 years, respectively.

          In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("Statement 121"). Statement 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Partnership adopted Statement 121 in 1996 and the adoption had no effect on the Partnership's financial statements.

     Allocation of Net Income:
     -------------------------

          The general partners' share of net income consists of amounts attributable to their 1% capital contribution and an additional percentage of cash flow (as defined) which relates to the general partners' share of cash distributions as set forth in the Partnership Agreement (Note 4). All remaining net income is allocated to the limited partners.

          Per unit data is based on the weighted average number of the limited partnership units (20,000) outstanding during the period.

     Cash and Cash Equivalents:
     --------------------------

          For financial statement purposes, the Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Gain on Sale of Marketable Securities:
     --------------------------------------

          The Partnership held marketable securities in PSI. In November 1995, the Partnership sold its 39,911 shares of PSI common stock, and recognized a gain totaling $361,000 on the sale. The Partnership recognized $26,000 in dividends in 1995.

                        PUBLIC STORAGE PROPERTIES, LTD.
                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1997


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PARTNERSHIP MATTERS
     (CONTINUED)

     Other Assets:
     -------------

          Included in other assets are deferred financing costs. In 1993, the Partnership incurred deferred financing costs of approximately $246,000 in connection with the modification of its mortgage note payable (Note 7). Amortization of deferred financing costs of $33,000 relating to the pre-modified mortgage loan was expensed in each of the years 1997, 1996 and 1995, respectively, and is included in interest expense.

     Use of Estimates:
     -----------------

          The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Environmental Cost:
     -------------------

          Substantially all of the Partnership's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During 1995, the Partnership completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Partnership expensed $22,000 in 1995 for known environmental remediation requirements. Although there can be no assurance, the Partnership is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Partnership's overall business, financial condition or results of operations.

3.  CASH DISTRIBUTIONS

          The Partnership Agreement requires that cash available for distribution (cash flow from all sources less cash necessary for any obligations or capital improvement needs) be distributed at least quarterly. Cash distributions have been suspended since the fourth quarter of 1990 for debt service payments.

4.  PARTNERS' DEFICIT

          The general partners have a 1% interest in the Partnership. In addition, the general partners have an 8% interest in cash distributions attributable to operations (exclusive of distributions attributable to sale and financing proceeds until the limited partners recover all of their initial investment). Thereafter, the general partners have a 25% interest in all cash distributions (including sale and financing proceeds). In 1985, the limited partners recovered all of their initial investment. All subsequent cash distributions are being made 25.75% (including the 1% interest) to the general partners and 74.25% to the limited partners. Transfers of equity are made periodically to conform the partners' equity accounts to the provisions of the Partnership Agreement. These transfers have no effect on the results of operations or distributions to partners.

                        PUBLIC STORAGE PROPERTIES, LTD.
                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1997


4.   PARTNERS' DEFICIT (CONTINUED)

          Concurrent with the financing of the Partnership's properties in 1987 (Note 7), the Partnership made a special distribution totaling $20,202,000 to the partners. This special distribution had no effect on the Partnership's taxable income, however, resulted in a deficit in the limited and general partners' equity accounts.

5.   RELATED PARTY TRANSACTIONS

          The Partnership has a Management Agreement with PSI (as successor-in-interest to PSMI). Under the terms of the agreement, PSI operates the mini-warehouse facilities for a fee equal to 6% of the facilities' monthly gross revenue (as defined).

          In November 1995, the Management Agreement was amended to provide that upon demand from PSI or PSMI made prior to December 15, 1995, the Partnership agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In December 1995, the Partnership prepaid, to PSI, 8 months of 1996 management fees at a cost of $138,000. The amount is included in other assets in the Balance Sheet at December 31, 1995. The amount was amortized as management fees paid to affiliate during 1996.

          See footnote 7, on related party note payable.

6.   TAXES BASED ON INCOME

          Taxes based on income are the responsibility of the individual partners and, accordingly, the Partnership's financial statements do not reflect a provision for such taxes.

          Taxable net income was $1,553,000, $1,122,000 and $1,209,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The difference between taxable net income and net income is primarily related to depreciation expense resulting from difference in depreciation methods.

7.   NOTES PAYABLE


          Notes payable at December 31, 1997 and 1996 consist of the following:

                                                       1997            1996
                                                    -----------     -----------
      8.25% mortgage note payable to an
      insurance company with principal and
      interest of $141,000 due monthly;
      remaining principal due September, 2001.      $13,793,000     $14,317,000

      Unsecured note payable to affiliate,
      bearing interest at the prime rate plus 1%,
      payable monthly, and requiring $50,000
      monthly principal payments; remaining
      principal due July 1, 1998.                       300,000         900,000
                                                    -----------     -----------
                                                    $14,093,000     $15,217,000
                                                    ===========     ===========

                        PUBLIC STORAGE PROPERTIES, LTD.
                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1997



7.   NOTES PAYABLE (CONTINUED)

          During 1987, the Partnership financed all of its properties with a $20,885,000, nonrecourse note secured by the Partnership's properties which was scheduled to mature in 1994. In September 1993, the Partnership and the lender modified the terms of the note whereby (i) the Partnership was required to make a $5,000,000 principal repayment, (ii) the interest rate was reduced from 10.25% to 8.25% per annum, and (iii) the maturity date was extended from September 1, 1994 to September 1, 2001.

          In January 1996 the Partnership obtained a $1,510,000 loan from PSI to repay and terminate the unsecured note payable to a commercial financial bank. The PSI loan bears interest at the prime rate plus 1%, payable monthly, in addition to monthly principal payments of $50,000. In March 1998, the Partnership paid the remaining balance of the loan.

          The estimated fair value of the Partnership's notes payable as of December 31, 1997 are their current outstanding balances. This value is based on notes currently available with similar terms and remaining maturities.

          The principal repayment schedule of the above notes payable as of December 31, 1997, is as follows:

          1998                            $   869,000
          1999                                618,000
          2000                                671,000
          2001                             11,935,000
                                          -----------
                                          $14,093,000
                                          ===========

          Interest paid on the notes was $1,219,000, $1,325,000 and $1,488,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                        PUBLIC STORAGE PROPERTIES, LTD.
                            CONDENSED BALANCE SHEETS

                                                                         March 31,               December 31,
                                                                           1998                     1997
                                                                       --------------           -------------
                                                                        (Unaudited)
                                      ASSETS
                                      ------

Cash and cash equivalents                                               $   620,000             $   546,000
Rent and other receivables                                                   41,000                  46,000
Real estate facilities, at cost:
  Building, land improvements and equipment                               8,012,000               8,001,000
  Land                                                                    2,511,000               2,511,000
                                                                       ------------             -----------
                                                                         10,523,000              10,512,000
  Less accumulated depreciation                                          (5,609,000)             (5,492,000)
                                                                       ------------             -----------
                                                                          4,914,000               5,020,000
                                                                       ------------             -----------
Other assets                                                                140,000                 148,000
                                                                       ------------             -----------
Total assets                                                            $ 5,715,000             $ 5,760,000
                                                                       ============             ===========


                          LIABILITIES AND PARTNERS' DEFICIT
                          ---------------------------------

Accounts payable                                                        $    60,000             $    32,000
Deferred revenue                                                            136,000                 131,000
Notes payable                                                            13,655,000              14,093,000
Partners' deficit:
  Limited partners' deficit, $500 per unit, 20,000 units
     authorized, issued and outstanding                                  (6,041,000)             (6,308,000)
  General partners' deficit                                              (2,095,000)             (2,188,000)
                                                                       ------------             -----------
  Total partners' deficit                                                (8,136,000)             (8,496,000)
                                                                       ------------             -----------
Total liabilities and partners' deficit                                 $ 5,715,000             $ 5,760,000
                                                                       ============             ===========

                            See accompanying notes.

                        PUBLIC STORAGE PROPERTIES, LTD.
                         CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)


                                                        Three Months Ended
                                                            March 31,
                                                -------------------------------
                                                     1998                1997
                                                -------------- ----------------
REVENUES:

Rental income                                   $ 1,107,000        $ 1,050,000
Other income                                          8,000              2,000
                                                -----------        -----------

                                                  1,115,000          1,052,000
                                                -----------        -----------


COSTS AND EXPENSES:

Cost of operations                                  262,000            256,000
Management fees paid to affiliate                    66,000             63,000
Depreciation expense                                117,000            107,000
Administrative                                       13,000             10,000
Interest expense                                    297,000            310,000
                                                -----------        -----------

                                                    755,000            746,000
                                                -----------        -----------

NET INCOME                                      $   360,000        $   306,000
                                                ===========        ===========

Limited partners' share of net income
 ($17.80 per unit in 1998 and $15.15
 per unit in 1997)                              $   356,000        $   303,000

General partners' share of net income                 4,000              3,000
                                                -----------        -----------
                                                $   360,000        $   306,000
                                                ===========        ===========

                            See accompanying notes.

                        PUBLIC STORAGE PROPERTIES, LTD.
                    CONDENSED STATEMENT OF PARTNERS' DEFICIT
                                  (UNAUDITED)

                                                                                                             Total
                                                        Limited                   General                  Partners'
                                                       Partners                  Partners                   Deficit
                                                  ------------------        ------------------        ------------------
Balance at December 31, 1997                         $(6,308,000)              $(2,188,000)              $(8,496,000)

Net income                                               356,000                     4,000                   360,000

Equity transfer                                          (89,000)                   89,000                     -
                                                  ------------------        ------------------        ------------------

Balance at March 31, 1998                            $(6,041,000)              $(2,095,000)              $(8,136,000)
                                                  ==================        ==================        ==================



                            See accompanying notes.

                        PUBLIC STORAGE PROPERTIES, LTD.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                  Three Months Ended
                                                                                        March 31,
                                                                        --------------------------------------
                                                                               1998                  1997
                                                                        ---------------      -----------------
Cash flows from operating activities:

  Net income                                                                  $ 360,000            $ 306,000

  Adjustments to reconcile net income to net cash provided by operating activities:

     Depreciation                                                               117,000              107,000
     Decrease in rent and other receivables                                       5,000                1,000
     Amortization of prepaid loan fees                                            8,000                8,000
     Decrease in other assets                                                       -                 13,000
     Increase in accounts payable                                                28,000               57,000
     Increase in deferred revenue                                                 5,000                4,000
                                                                              ---------            ---------
     Total adjustments                                                          163,000              190,000
                                                                              ---------            ---------

     Net cash provided by operating activities                                  523,000              496,000
                                                                              ---------            ---------
Cash flows from investing activities:

  Additions to real estate facilities                                           (11,000)             (34,000)
                                                                              ---------            ---------
     Net cash used in investing activities                                      (11,000)             (34,000)
                                                                              ---------            ---------
Cash flows from financing activities:

  Principal payments on note payable                                           (438,000)            (277,000)
                                                                              ---------            ---------
     Net cash used in financing activities                                     (438,000)            (277,000)
                                                                              ---------            ---------
Net increase in cash and cash equivalents                                        74,000              185,000

Cash and cash equivalents at the beginning of the period                        546,000               69,000
                                                                              ---------            ---------
Cash and cash equivalents at the end of the period                            $ 620,000            $ 254,000
                                                                              =========            =========

                            See accompanying notes.

                        PUBLIC STORAGE PROPERTIES, LTD.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures contained herein are adequate to make the information presented not misleading. These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes appearing in the Partnership's Form 10-K for the year ended December 31, 1997.

2. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal accruals, necessary to present fairly the Partnership's financial position at March 31, 1998, the results of its operations for the three months ended March 31, 1998 and its cash flows for the three months then ended.

3. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results expected for the full year.

                                    SCHEDULE 4

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
---------------------

     Three months ended March 31, 1998 compared to three months ended March 31, 1997: The Partnership's net income for the three months ended March 31, 1998 was $360,000 compared to $306,000 for the three months ended March 31, 1997, representing an increase of $54,000 or 18%. This increase is primarily a result of increased operating results at the Partnership's real estate facilities and a decrease in interest expense resulting from a lower note payable balance in 1998 compared to 1997.

     Rental income for the three months ended March 31, 1998 was $1,107,000 compared to $1,050,000 for the three months ended March 31, 1997, representing an increase of $57,000 or 5%. This increase is primarily attributable to increased occupancy levels and rental rates. The weighted average occupancy levels at the mini-warehouse facilities were 94% and 92% for the three months ended March 31, 1998 and 1997, respectively. Average monthly realized rent for the three months ended March 31, 1998 increased to $.77 per occupied square foot from $.75 per occupied square foot for the three months ended March 31, 1997.

     Cost of operations (including management fees paid to an affiliate) for the three months ended March 31, 1998 was $328,000 compared to $319,000 for the three months ended March 31, 1997, representing an increase of $9,000 or 3%. This increase is mainly attributable to increases in advertising and promotion.

     Interest expense decreased $13,000 to $297,000 in the three months ended March 31, 1998 from $310,000 in the same period in 1997 reflecting the lower outstanding principal balances on the Partnership's notes payable.

     Year ended December 31, 1997 compared to year ended December 31, 1996: The Partnership's net income in 1997 was $1,341,000 compared to $1,008,000 in 1996, representing an increase of $333,000. This increase is primarily a result of increased operating results at the Partnership's real estate facilities combined with a decrease in interest expense.

     During 1997, property net operating income (rental income less cost of operations, management fees paid to an affiliate and depreciation expense) increased $226,000 from $2,413,000 in 1996 to $2,639,000 in 1997. This increase is primarily attributable to an increase in rental revenues at the Partnership's mini-warehouse facilities partially offset by increases in cost of operations and depreciation expense.

     Rental income was $4,321,000 in 1997 compared to $4,002,000 in 1996, representing an increase of $319,000, or 8%. This increase was primarily attributable to increased occupancies and rental rates at the Partnership's real estate facilities. Weighted average occupancy levels at the mini-warehouses were 95% and 92% in 1997 and 1996, respectively. The average monthly realized rent per square foot at the mini-warehouses was $.75 in 1997 compared to $.72 in 1996.

     Other income increased from $5,000 in 1996 to $16,000 in 1997. This increase is primarily due to an increase in invested cash balances.

     Cost of operations (including management fees paid to an affiliate) was $1,236,000 and $1,187,000 in 1997 and 1996, respectively, representing an increase of $49,000, or 4%. This increase is mainly attributable to increases in management fees, property tax and advertising and promotion expenses.

     In 1995, the Partnership prepaid eight months of 1996 management fees on its mini-warehouse operations discounted at the rate of 14% effective rate to compensate for early payment. As a result, management fee expense for the twelve months ended December 31, 1996 was $20,000 lower than it would have been without the discounted fee structure.

                                      4-1

     Interest expense was $1,252,000 and $1,358,000 in 1997 and 1996, respectively, representing a decrease of $106,000, or 8%. The decrease was primarily a result of a reduction in the average outstanding debt balance in 1997 compared to 1996.

     Year ended December 31, 1996 compared to year ended December 31, 1995: The Partnership's net income in 1996 was $1,008,000 compared to $1,125,000 in 1995, representing a decrease of $117,000. This decrease is primarily due to a gain on sale of marketable securities recognized in 1995, partially offset by an increase in property net operating income and a decrease in interest expense.

     During 1996, property net operating income (rental income less cost of operations, management fees paid to an affiliate and depreciation expense) increased $84,000 from $2,329,000 in 1995 to $2,413,000 in 1996. This increase is primarily attributable to an increase in rental revenues at the Partnership's mini-warehouse facilities partially offset by increases in cost of operations and depreciation expense.

     Rental income was $4,002,000 in 1996 compared to $3,848,000 in 1995, representing an increase of $154,000, or 4%. This increase was primarily attributable to increased occupancies and rental rates at the Partnership's real estate facilities. Weighted average occupancy levels at the mini-warehouses were 92% and 91% in 1996 and 1995, respectively. The average monthly realized rent per square foot at the mini-warehouses was $.72 in 1996 compared to $.70 in 1995.

     Other income decreased from $26,000 in 1995 to $5,000 in 1996 as a result of a decrease in dividend income earned on marketable securities sold in November 1995 and lower invested cash balances in 1996 compared to 1995.

     Cost of operations (including management fees paid to an affiliate) was $1,187,000 and $1,163,000 in 1996 and 1995, respectively, representing an increase of $24,000, or 2%. This increase was primarily attributable to increases in payroll cost.

     In 1995, the Partnership prepaid eight months of 1996 management fees on its mini-warehouse operations (based on the management fees for the comparable period during the calendar year immediately preceding the prepayment) discounted at the rate of 14% per year to compensate for early payment. The Partnership has expensed the prepaid management fees during 1996. The amount is included in management fees paid to affiliate in the statements of income. As a result of the prepayment, the Partnership saved approximately $20,000 in management fees, based on the management fees that would have been payable on rental income generated during 1996 compared to the amount prepaid.

     Interest expense was $1,358,000 and $1,520,000 in 1996 and 1995, respectively, representing a decrease of $162,000, or 11%. The decrease was primarily a result of a reduction in the average outstanding debt balance in 1996 compared to 1995.

Liquidity and Capital Resources
-------------------------------

     Cash flow from operating activities ($523,000 for the three months ended March 31, 1998 and $1,881,000 in 1997) has been sufficient to meet all current obligations of the Partnership. During 1998, the Partnership anticipates approximately $327,000 of capital improvements compared to $280,000 in 1997, $228,000 in 1996 and $344,000 in 1995.

     In January 1996, the Partnership obtained a $1,500,000 loan from PSI to repay and terminate an unsecured note payable to a commercial bank. The PSI loan bears interest at the prime rate plus 1%, payable monthly, in addition to monthly principal payments of $50,000. The loan was paid in full in March 1998.

     Distributions to the limited and general partners for the years 1978-1990 aggregated $37,832,000 including $20,202,000 distributed to the partners in 1987 (see below). During 1990, the partnership stopped paying distributions to build cash and other liquid assets.

                                      4-2

     During 1987, the Partnership financed all of its facilities with a $20,885,000 loan. Proceeds of $20,202,000 were distributed to the partners in September 1987 and are included in the 1987 distribution. At March 31, 1998 the outstanding balance of the mortgage note was $13,655,000. The Partnership made an early principal payment of $11,500,000 on the loan on June 1, 1998 from cash reserves and from the proceeds of an $11,000,000 loan from PSI. The payment was made without penalty. The loan from PSI is for one year and bears interest at 7.3%. The Partnership also has the right to extend the note up to four additional years at the same interest rate.

Year 2000 System Issues
-----------------------

     PSI has completed an initial assessment of its computer systems. The majority of the computer programs were installed or upgraded over the past few years and are Year 2000 compliant. Some of the older computer programs utilized by PSI were written without regard for Year 2000 issues and could cause a system failure or miscalculations with possible disruption of operations. Each of these computer programs and systems has been evaluated to be upgraded or replaced as part of PSI Year 2000 project.

     The cost of the Year 2000 project will be allocated to all companies that use the PSI computer systems. The cost of the Year 2000 project which is expected to be allocated to the Company is less than $30,000. The cost of new software will be capitalized and the cost of existing software will be expensed as incurred.

     The project is expected to be completed by March 31, 1999 which is prior to any anticipated impact on operating systems. PSI believes that with modifications to existing software and, in some instances, the conversion to new software, the Year 2000 issue will not pose significant operational problems. However, if such modifications are not made, or are not completed timely, the Year 2000 issue could have a material impact on the operations of the Company.

     The costs of the project and the date on which PSI believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events. There can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated.

                                      4-3

                                   SCHEDULE 5

            DIRECTORS AND EXECUTIVE OFFICERS OF PUBLIC STORAGE, INC.


Name of Director                     Employer/Address/                            Current Position/
or Executive Officer                 Nature of Business                           Dates of Employment *
--------------------                 ------------------                           ---------------------
B. Wayne Hughes                      Public Storage, Inc.                         Chairman of the Board and Chief Executive
(Executive Officer and Director)     701 Western Avenue, Suite 200                Officer from 11/91
                                     Glendale, CA  91201-2397                     President and Chief Executive Officer of
                                                                                  PSI 1978-11/95
                                     Real estate investment                       Officer of PSI and affiliates
                                                                                  1972-11/95
Harvey Lenkin                        Public Storage, Inc.                         President from 11/91
(Executive Officer and Director)                                                  Vice President of PSI
                                     Real estate investment                       1988-11/95
                                                                                  Officer of PSI 1978-11/95

B. Wayne Hughes, Jr.                 Public Storage, Inc.                         Vice President - Acquisitions from 1992
(Director)
                                     Real estate investment

John Reyes                           Public Storage, Inc.                         Senior Vice President and Chief Financial
(Executive Officer)                                                               Officer from 12/96
                                     Real estate investment                       Vice President and Controller 11/95-12/96

Marvin M. Lotz                       Public Storage, Inc.                         Senior Vice President
(Executive Officer)                                                               from 11/95
                                     Real estate investment                       Officer of affiliates of PSI
                                                                                  9/83-11/95

Carl B. Phelps                       Public Storage, Inc.                         Senior Vice President from 1/98
(Executive Officer)
                                     Real estate investment

David Goldberg                       Public Storage, Inc.                         Senior Vice President and General Counsel
(Executive Officer)                                                               from 11/95
                                     Real estate investment                       Counsel to PSI 6/91-11/95

A. Timothy Scott                     Public Storage, Inc.                         Senior Vice President and Tax Counsel
(Executive Officer)                                                               from 11/96
                                     Real estate investment

Obren B. Gerich                      Public Storage, Inc.                         Senior Vice President
(Executive Officer)                                                               from 11/95
                                     Real estate investment                       Vice President 1980-11/95
                                                                                  Chief Financial Officer
                                                                                  1980-10/91
                                                                                  Officer of PSI 1975-11/95

David P. Singelyn                    Public Storage, Inc.                         Vice President and Treasurer from 11/95
(Executive Officer)

                                     Real estate investment

                                      5-1

Name of Director                                Employer/Address/                         Current Position/
or Executive Officer                            Nature of Business                        Dates of Employment *
--------------------                            ------------------                        -------------------

Sarah Hass                                      Public Storage, Inc.                      Vice President from 11/95
(Executive Officer)                                                                       Secretary from 2/92
                                                Real estate investment

Robert J. Abernethy                             American Standard Development             President from 1977
(Director)                                       Company; Self Storage
                                                 Management Company
                                                5221 West 102nd Street
                                                Los Angeles, CA  90045

                                                Developer and operator of mini-
                                                warehouses

Dann V. Angeloff                                The Angeloff Company                      President from 1976
(Director)                                      727 West Seventh Street
                                                Suite 331
                                                Los Angeles, CA  90017

                                                Corporate financial advisory firm

William C. Baker                                The Santa Anita Companies, Inc.           Chairman of the Board and Chief
(Director)                                      285 West Huntington Drive                 Executive Officer from 8/96
                                                Arcadia, CA 91007

                                                Operator of the Santa
                                                 Anita Racetrack

                                                Carolina Restaurant Enterprises,          Chairman and Chief Executive
                                                 Inc.                                     Officer 1/92-12/95
                                                3 Lochmoor Lane
                                                Newport Beach, CA 92660

                                                Franchisee of Red Robin
                                                 International, Inc.

                                                Red Robin International, Inc.             President 4/93-5/95
                                                28 Executive Park, Suite 200
                                                Irvine, CA 92714

                                                Operate and franchise restaurants

Thomas J. Barrack, Jr.                          Colony Capital, Inc.                      Chairman and Chief Executive
(Director)                                      1999 Avenue of the Stars                  Officer from 9/91
                                                Suite 1200
                                                Los Angeles, California 90067

                                                Real estate investment


                                      5-2


Name of Director                            Employer/Address/                       Current Position/
or Executive Officer                        Nature of Business                      Dates of Employment *
--------------------                        ------------------                      -------------------

Uri P. Harkham                              The Jonathan Martin Fashion             President and Chief Executive
(Director)                                   Group                                  Officer from 1975
                                            1157 South Crocker Street
                                            Los Angeles, CA  90021

                                            Design, manufacture and market
                                            women's clothing

                                            Harkham Properties                      Chairman of the Board
                                            1157 South Crocker Street               from 1978
                                            Los Angeles, CA  90021

                                            Real estate

        To the knowledge of the Company, all of the foregoing persons are citizens of the United States, except Uri P. Harkham, who is a citizen of Australia.



_______________

* The term "PSI" includes Public Storage, Inc. (formerly Storage Equities, Inc.) and its predecessors and their affiliates

                                     5-3

     The Letter of Transmittal and any other required documents should be sent or delivered by each Unitholder to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                                BankBoston N.A.


     By Mail                  By Hand                 By Overnight Courier
  BankBoston N.A.      Securities Transfer &              BankBoston N.A.
c/o Boston EquiServe     Reporting Services           c/o Boston EquiServe
   P.O. Box 8029        c/o Boston EquiServe   Corporate Agency & Reorganization
  Boston, MA 02266           55 Broadway                 150 Royall Street
                              3rd Floor                 Mail Stop 45-01-40
                          New York, NY 10006             Canton, MA 02021

     Any questions about the Offer to Purchase may be directed to the Soliciting Agent at its telephone number set forth below:

                     The Soliciting Agent for the Offer is:

                        Christopher Weil & Company, Inc.
                                 (800) 960-9672

     Any requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Company at its address and telephone number set forth below:

                              Public Storage, Inc.
                               701 Western Avenue
                        Glendale, California 91201-2397
                                 (818) 244-8080

                                      5-4